CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-8 of our report dated January 23, 2013 relating to the consolidated financial statements of Crossroads Systems, Inc. for the two year period ended October 31, 2012.

We further consent to being named as "Experts" in accounting and auditing as defined in this Registration Statement.

/s/ PMB Helin Donovan, LLP

Austin, TX

January 3, 2014